  As filed with the Securities and Exchange Commission on October 29, 1997
                                                     Registration No. 333-
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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                ----------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                                ----------

                         WIND RIVER SYSTEMS, INC.
          (Exact name of registrant as specified in its charter)

       DELAWARE                                        94-2873391
(State of Incorporation)                  (I.R.S. Employer Identification No.)

                           1010 ATLANTIC AVENUE
                             ALAMEDA, CA 94501
                              (510) 748-4100
     (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                                ----------

                             RICHARD W. KRABER
                 VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          WIND RIVER SYSTEMS, INC.
                            1010 ATLANTIC AVENUE
                              ALAMEDA, CA 94501
                               (510) 748-4100
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ----------

                                Copies to:
                         ALAN C. MENDELSON, ESQ.
                           ANDREA VACHSS, ESQ.
                           COOLEY GODWARD LLP
                          FIVE PALO ALTO SQUARE
                           3000 EL CAMINO REAL
                           PALO ALTO, CA 94306
                              (650) 843-5000

       Approximate date of commencement of proposed sale to the public:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                      CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                                               Proposed Maximum        Proposed Maximum
    Title of Class of                                              Offering                Aggregate               Amount of
Securities to be Registered     Amount to be Registered       Price per Share (1)      Offering Price (1)       Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
   5% Convertible                     $140,000,000                   100%                $140,000,000                $42,425
Subordinated Notes due
       2002
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                    --                        --                       --                       --
  $.001 per share (2)
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933 based upon the proposed offering price of the convertible securities.

(2) Such currently indeterminate number of shares of Common Stock as shall be issuable from time to time upon conversion of the 5% Convertible Subordinated Notes due 2002 being registered hereby.

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    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997

PROSPECTUS

                           WIND RIVER SYSTEMS, INC.
                                 $140,000,000
                  5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
         AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

    This Prospectus covers the resale from time to time by the holders (the "Selling Securityholders") of up to $140,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Notes") of Wind River Systems, Inc., a Delaware corporation ("Wind River" or the "Company"). This Prospectus also covers sales by the Selling Securityholders from time to time of shares of common stock, par value $.001 per share (the "Common Stock") of the Company into which the Notes are convertible (the "Conversion Shares").

    Interest on the Notes is payable on August 1 and February 1 of each year, commencing February 1, 1998. The Notes will mature on August 1, 2002. The Notes will be convertible into Common Stock of Wind River at any time after the 90th day following the last original issue date (July 31, 1997) of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $48.50 per share (equivalent to a conversion rate of approximately 20.62 shares per $1,000 principal amount of Notes), subject to adjustment. See "Description of Notes-- Conversion."

    The Notes are not entitled to any sinking fund. On or after August 2, 2000, the Notes will be redeemable at the option of the Company, in whole or, from time to time, in part, at the redemption prices set forth in this Prospectus plus accrued interest. In the event of a Fundamental Change (as defined), each Holder (as defined) of the Notes may require the Company to repurchase its Notes, in whole or in part, for cash, at declining redemption prices, subject to adjustment in certain events as described herein, plus accrued interest. The Notes also are redeemable by the Company prior to August 2, 2002 in the event of certain developments involving withholding taxes of the United States. See "Description of Notes -- Redemption-- Redemption for Taxation Reasons." Otherwise, the Notes are not redeemable prior to August 2, 2000. See "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change" and "-- Redemption -- Optional Redemption."

    The Notes are general, unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes also are structurally subordinated to all liabilities of subsidiaries of the Company. As of October 29, 1997, the aggregate amount of outstanding Senior Indebtedness of the Company was $1,000,000. The Indenture (as defined) does not restrict the Company from incurring additional Senior Indebtedness or other liabilities.

    The Notes were issued by the Company on July 31, 1997 in a private placement (the "Private Placement") to qualified institutional buyers or other accredited investors in transactions exempt from registration under the Securities Act of 1933, as amended, (the "Securities Act"), and in sales outside the United States within the meaning of Regulation S under the Securities Act. Deutsche Morgan Grenfell Inc., Hambrecht & Quist LLC and Wessels, Arnold & Henderson, L.L.C. (the "Initial Purchasers") were the initial purchasers of the Notes.

    The Selling Securityholders, directly or through agents, broker-dealers or underwriters, may sell the Notes or the Conversion Shares offered hereby from time to time on terms to be determined at the time of sale. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders and any agents, broker-dealers or underwriters that participate in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchase by them may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will not receive any proceeds from the sale of Notes or Conversion Shares by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

    The Notes are listed on the Luxembourg Stock Exchange. Prior to this offering, the Notes have been eligible for trading on the PORTAL Market. Notes sold hereby are not expected to remain eligible for trading on the PORTAL Market. The Common Stock is listed on the Nasdaq National Market under the symbol "WIND." The last reported sale price of the Common Stock on the Nasdaq National Market on October 28, 1997 was $36.88 per share.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                                ----------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Expenses of preparing and filing the Registration Statement of which this Prospectus is a part and all post-effective amendments will be borne by the Company. No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are approximately $200,000. The aggregate proceeds to the Selling Securityholders from the Notes or Conversion Shares will be the price of the Notes or Conversion Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne the Company. The Company has agreed to indemnify the Initial Purchasers, the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

October __, 1997

                           AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

                           ADDITIONAL INFORMATION

    A registration statement on Form S-3 with respect to the Notes and Conversion Shares offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Notes and Conversion Shares offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed with the Commission and are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997;

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1997 and July 31, 1997;

    3.   The Company's Current Reports on Form 8-K dated July 17,
         1997, July 22, 1997 and July 31, 1997; and

    4. The description of the Company's Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on March 12, 1993.

    All documents filed by the Company pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Wind River Systems, Inc., Attention: Chief Financial Officer, 1010 Atlantic Avenue, Alameda, California 94501, telephone (510) 748-4100.

                                THE COMPANY

    Wind River Systems, Inc. ("Wind River" or the "Company") develops, markets and supports advanced software operating systems and development tools that allow customers to create complex, robust, real-time software applications for embedded computers. An embedded computer is a microprocessor that is incorporated into a larger device and is dedicated to responding to external events by performing specific tasks quickly, predictably and reliably. Some examples of such devices are telecommunications products such as PABX, routers, central office switches and call processing systems; office products such as fax machines, laser printers and photocopiers; vehicle anti-lock brakes and navigation systems; consumer products such as camcorders, video games and set-top boxes; medical instrumentation and imaging systems; industrial automation equipment such as robots; and aerospace devices such as NASA's Mars probe, Pathfinder. Wind River's flagship product, Tornado-TM-, enables customers to enhance product performance, standardize designs across projects, reduce research and development costs and shorten product development cycles. The Company's principal offices are located at 1010 Atlantic Avenue, Alameda, California 94501 and its telephone number is (510) 748-4100.

                                RISK FACTORS

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND IN ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

RELIANCE ON CORE FAMILY OF PRODUCTS

    Revenue from sales of the Tornado-TM- and VxWorks-Registered Trademark-family of products and services accounted for approximately 90% and 88% of the Company's revenues in the fiscal year ended January 31, 1997, and the six months ended July 31, 1997, respectively. The Company's future results depend heavily on continued market acceptance of these products in the Company's current markets and successful application in new markets. Any factor adversely affecting the market for the Tornado-TM- and VxWorks-Registered Trademark- family of products and services could have a material adverse effect on the Company's business, financial condition and results of operations. The Company typically charges a one-time fee for a development license and a run-time license fee for each copy of the Company's operating system embedded in the customer's products. A key component of the Company's strategy is to increase revenue through run-time license fees. Any increase in the percentage of revenues attributable to run-time licenses will depend on the Company's successful negotiation of run-time license agreements and on the successful commercialization by the Company's customers of the underlying products. To the extent that such customers are not successful, the Company may not be able to meet its objectives and its business, financial condition and results of operations would be materially and adversely affected.

RISKS ASSOCIATED WITH NEW AND CHANGING MARKETS

    The Company is continuously engaged in product development for new or changing markets. In particular, the Company has invested significant time and effort, together with a consortium of industry participants, in the development of I(2)O, a new specification that is intended to create an open standard set of interface specifications for high performance I/O systems. The specification is intended to be used by system, network and peripheral interface card and operating systems vendors to simplify the task of building and maintaining high-performance I/O subsystems. The Company also has developed IxWorks-TM-, a real-time operating system for use in conjunction with the I(2)O specification. The success of the I(2)O specification and the IxWorks-TM- product line depends heavily on its

                                       4.

adoption by a broad segment of the industry. The Company also has expended substantial time and financial resources developing embedded operating software and development tools for Internet applications. The commercial Internet market has only recently begun to develop, is rapidly changing and is characterized by an increasing number of new entrants with competitive products. Moreover, there is an increasing number of new Internet protocols to which the Company's products must be ported. It is unclear which of these competing protocols ultimately will achieve market acceptance. If the protocols upon which the Company's Internet products are based ultimately fail to be widely adopted, the Company's business, financial condition and results of operations may be materially and adversely affected. It is difficult to predict with any assurance whether demand for any of these products will develop or increase in the future. If these markets, or any other new market targeted by the Company in the future, fail to develop, develop more slowly than anticipated or become saturated with competitors, if the Company's products are not developed in a timely manner, or if the Company's products and services do not achieve or sustain market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected.

SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS

    The Company has experienced significant period-to-period fluctuations in revenues and operating results and anticipates that such fluctuations will continue. These fluctuations may be attributable to a number of factors, including the volume and timing of orders received during the quarter, the timing and acceptance of new products and product enhancements by the Company or its competitors, unanticipated sales and buyouts of run-time licenses, stages of product life cycles, purchasing patterns of customers and distributors, market acceptance of products sold by the Company's customers, competitive conditions in the industry, business cycles affecting the markets in which the Company's products are sold, extraordinary events, such as acquisitions, including related charges, and economic conditions generally or in specific geographic areas. The future operating results of the Company may fluctuate as a result of these and other factors, including the Company's ability to continue to develop innovative and competitive products. In addition, the Company has not entered into long-term agreements with its customers, and the timing of license fees is difficult to predict. The procurement process of the Company's customers is often several months or longer from initial inquiry to order and may involve competing considerations. Further, as licensing of the Company's products increasingly becomes a more strategic decision made at higher management levels, there can be no assurance that sales cycles for the Company's products will not lengthen. Product revenue in any quarter depends on the volume and timing of orders received in that quarter. The Company has at times recognized a substantial portion of its total revenue from sales booked and shipped in the latter part of the quarter; thus, the magnitude of quarterly fluctuations may not become evident until late in a particular quarter. Because the Company's staffing and operating expenses are based on anticipated total revenue levels and a high percentage of the Company's costs are fixed in the short term, small variations between anticipated orders and actual orders, as well as non-recurring or large orders, could cause disproportionate variations in the Company's operating results from quarter to quarter. Revenues also are typically higher in the fourth quarter than in other quarters of the fiscal year, which ends on January 31, primarily as a result of purchases by customers prior to the calendar year end, as well as by customers who purchase at the commencement of a new calendar year. These trends are expected to continue.

     A number of additional factors may in the future cause the Company's revenues and operating results to vary significantly from period to period. These factors include: software "bugs" or other product quality problems; changes in operating expenses; changes in Company strategy; personnel changes; foreign currency exchange rates; and mix of products sold. Although the Company has been profitable for the last several years on an annual basis, there can be no assurance that the Company will be able to continue its growth in revenue or sustain its profitability on a quarterly or annual basis. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. It is possible that, in some future quarters, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock would likely be materially and adversely affected.


                                       5.

DEPENDENCE ON VME MARKET

    A significant percentage of the Company's revenues historically has been derived from sales of systems built to the VME (versabus module eurocard) standard. These systems typically are used in high cost, low volume applications, including military, telecommunications, space and research applications. Although the Company believes that revenues from sales of products designed for embedded systems applications will account for an increasing percentage of the Company's revenues in the future, the Company expects revenues from the VME market to continue to be significant for the foreseeable future. Academic institutions and defense industry participants, which generate a significant portion of the Company's VME revenues, are dependent on government funding, the continued availability of which is uncertain. Any unanticipated termination or reduction of government funding of VME customers could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The embedded real-time software industry is highly competitive and is characterized by rapidly advancing technology. The Company believes that the principal competitive factors in the industry are functionality, reliability, service, reputation and pricing. In order to maintain or improve its position in the industry, the Company must continue to enhance its current products and develop new products and product extensions rapidly. The Company believes that its principal competition comes from companies that develop real-time embedded software development systems in-house rather than purchasing such systems from independent software vendors such as the Company. Many of these organizations have substantial internal programming resources with the capability to develop specific products for their needs. The Company also competes with other independent software vendors, including Integrated Systems, Inc., Mentor Graphics, Inc. (through acquisition of Microtec/Ready Systems), Microware Systems Corporation, Microsoft Corporation, Sun Microsystems, Inc. (through acquisition of Chorus Systems S.A.) and Lucent Technologies, Inc. In addition, hardware or other software vendors could seek to expand their product offerings by designing and selling products that directly compete with or adversely affect sales of the Company's products. Many of the Company's existing and potential competitors have substantially greater financial, technical, marketing and sales resources than the Company. In addition, the Company is aware of ongoing efforts by competitors to emulate the performance and functionality of the Company's products, and there can be no assurance that competitors will not develop equivalent or superior technology to that of the Company. Because a substantial percentage of the Company's revenues have been derived from sales of the Tornado-TM- and VxWorks-Registered Trademark- family of products and services, the effects of competition could be more adverse than would be the case if the Company had a broader product offering. In addition, competitive pressures could cause the Company to reduce the prices of its products, which would result in reduced profit margins. There can be no assurance that the Company will be able to compete effectively against its current and future competitors. If the Company is unable to compete successfully, its business, financial condition and results of operations would be materially and adversely affected.

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL
PERSONNEL

    The Company has experienced, and expects to continue to experience, significant growth in the number of employees, the scope and complexity of its operating and financial systems and the geographic area of its operations. The Company's continued success will depend significantly on its ability to integrate new operations and new personnel. There can be no assurance that the Company will be successful in achieving such integration efficiently. In addition, the Company anticipates the need to relocate its management, engineering, marketing, sales and customer support operations to a new facility within the next several years. The Company has purchased a 32-acre parcel adjacent to its current executive offices and intends to lease a new facility suitable for its relocation that will be constructed on this property. There can be no assurance that such facility will be constructed on a timely basis, that any such relocation will be accomplished efficiently, or that the Company's operations will not be materially and adversely affected by such relocation. The Company's future performance depends to a significant degree upon the continued contributions of its key management, product development, marketing, sales, customer support and operations personnel, several of whom have joined the Company only recently. In addition, the Company believes


                                       6.

its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, product development, marketing, sales, customer support and operations personnel, many of whom are in great demand. Competition for such personnel is particularly intense in the San Francisco Bay Area, where the Company is headquartered, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The failure of the Company to attract, integrate and retain the necessary personnel would have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS

    The embedded real-time software industry faces a fragmented market characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Company's success depends and will continue to depend upon its ability to continue to develop and introduce in a timely manner new products that take advantage of technological advances, to identify and adhere to emerging standards, to continue to improve the functionality of its Tornado-TM- development environment and the scalability and functionality of the VxWorks-Registered Trademark- product, to offer its products across a spectrum of microprocessor families used in the embedded systems market and to respond promptly to customers' requirements. The Company has from time to time experienced delays in the development of new products and the enhancement of existing products. Such delays are commonplace in the software industry. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards, or that the Company's enhanced or new products will adequately address the changing needs of the marketplace. The inability of the Company, due to resource constraints or technological or other reasons, to develop and introduce new products or product enhancements in a timely manner could have a material adverse effect on the Company's business, financial condition or results of operations. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products by the Company or others will not cause customers to defer purchasing existing Company products. Any failure by the Company to anticipate or respond adequately to changing market conditions, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    In the fiscal years ended January 31, 1995, 1996 and 1997, the Company derived approximately 33%, 37% and 34%, respectively, of its total revenue from sales outside of North America. The Company expects that international sales will continue to generate a significant percentage of its total revenue in the foreseeable future. The Company also expects to make substantial investments to expand further its international operations and to increase its direct sales force in Europe and Asia. There can be no assurance that these investments will result in commensurate increases in the Company's international sales. International operations are subject to certain risks, including foreign government regulation; more prevalent software piracy; longer payment cycles; unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions; greater difficulty in accounts receivable collection; potentially adverse tax consequences; the burdens of complying with a variety of foreign laws; staffing and managing foreign operations; political and economic instability; changes in diplomatic and trade relationships; possible recessionary environments in economies outside the U.S.; and other factors beyond the control of the Company. Sales by the Company's foreign subsidiaries are denominated in the local currency, and an increase in the relative value of the dollar against such currencies would reduce the Company's revenues in dollar terms or make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. There can be no assurance that the Company's future results of operations will not be adversely affected by currency fluctuations. The Company relies on distributors for sales of its products in certain foreign countries and, accordingly, is dependent on their ability to promote and support the Company's products and, in some cases, to translate them into foreign languages. The Company's international


                                       7.

distributors generally offer products of several different companies, including in some cases products that are competitive with the Company's products, and such distributors are not subject to any minimum purchase or resale requirements. There can be no assurance that the Company's international distributors will continue to purchase the Company's products or provide them with adequate levels of support.

RISKS OF PRODUCT DEFECTS; PRODUCT AND OTHER LIABILITY

    As a result of their complexity, software products may contain undetected errors or compatibility issues, particularly when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in loss of or delay in market acceptance of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The increasing use of the Company's products for applications in systems that interact directly with the general public, particularly applications in transportation, medical systems and other markets where the failure of the embedded system could cause substantial property damage or personal injury, could expose the Company to significant product liability claims. In addition, the Company's products may be used for applications in mission-critical business systems where the failure of the embedded system could be linked to substantial economic loss. The Company's license and other agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability and other claims. The limitation of liability provisions contained in the Company's agreements are not effective in all circumstances and in all jurisdictions. Although the Company has not experienced any product liability or economic loss claims to date, the sale and support of the Company's products entails the risk of such claims. The Company carries insurance against product liability risks and errors or omissions coverage, although there can be no assurance that such insurance will continue to be available to the Company on commercially reasonable terms or at all. A product liability claim or claim for economic loss brought against the Company in excess of or outside the limits of its insurance coverage, or a product recall involving the Company's software, could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY

    The Company's success is heavily dependent upon its proprietary technology. To protect its proprietary rights, the Company relies on a combination of copyright, trade secret, patent and trademark laws, nondisclosure and other contractual restrictions on copying and distribution. The Company seeks to protect its software, documentation and other written materials through trade secret and copyright laws, which provide only limited protection. The Company has two U.S. patent applications pending. There can be no assurance that patents will issue from the Company's pending applications or that any claims allowed will be of sufficient scope or strength (or be issued in all countries where the Company's products can be sold) to provide meaningful protection or any commercial advantage to the Company. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, distributors and corporate partners and limits access to and distribution of its software, documentation and other proprietary information. End user licenses of the Company's software are frequently in the form of shrink wrap license agreements, which are not signed by licensees, and therefore may be unenforceable under the laws of many jurisdictions. Despite the Company's efforts to protect its proprietary rights, it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. Policing unauthorized use of the Company's products is difficult, and, while the Company is unable to determine the extent to which software piracy of its products exists, software piracy can be expected to be a persistent problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. The status of U.S. patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into the Company's products.


                                       8.

    As the number of patents, copyrights, trademarks and other intellectual property rights in the Company's industry increases, products based on its technology may increasingly become the subject of infringement claims. The Company has received in the past and may receive in the future letters from third parties asserting infringement claims against the Company. Any such claims, with or without merit, may be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology.

POSSIBLE VOLATILITY OF NOTES AND STOCK PRICE

    The market price of the Company's Common Stock has fluctuated in the past, and is likely to fluctuate in the future. The Company believes that various factors, including quarterly fluctuations in results of operations, announcements of new products by the Company or by its competitors, and changes in the software industry in general may significantly affect the market price of the Notes and the Common Stock. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. The market prices of many high technology companies' securities, including the stock of the Company, are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the market price of the Common Stock will remain at or near its current level. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against the Company, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company's business, financial condition and results of operations, even if the Company is successful in such suits. These market fluctuations, as well as general economic, political and market conditions such as recessions, may adversely affect the market price of the Common Stock.

LEVERAGE; SUBORDINATION; ABSENCE OF FINANCIAL COVENANTS

    In connection with the sale of the Notes, the Company incurred $140 million of indebtedness which resulted in a ratio of long-term debt to total capitalization at July 31, 1997 of approximately 55.7% on an as adjusted basis. As a result of this additional indebtedness, the Company's principal and interest obligations will increase substantially. The degree to which the Company will be leveraged could materially and adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

    The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not


                                       9.

prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of any such additional indebtedness or liabilities could adversely affect the Company's ability to pay its obligations on the Notes. As of October 29, 1997, the aggregate amount of Senior Indebtedness was $1,000,000. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Notes -- Subordination."

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, by the Company or the issuance or repurchase of securities by the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change."

LIMITATIONS ON REDEMPTION OF NOTES

    Upon a Fundamental Change (as defined), each Holder (as defined) of Notes will have certain rights, at the Holder's option, to require the Company to redeem all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have or be able to obtain sufficient funds to pay the redemption price for all Notes tendered by the Holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from purchasing or redeeming any Notes or provide that a Fundamental Change would constitute an event of default thereunder. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes may constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the terms of other indebtedness that the Company may enter into from time to time, including under any Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely prohibit the redemption of the Notes. See "Description of Notes -- Repurchase at Option of Holders upon a Fundamental Change."

LIMITED PUBLIC MARKET FOR THE NOTES AND RESTRICTIONS ON TRANSFER

    Prior to this offering, the Notes have been eligible for trading on the PORTAL Market and are listed on the Luxembourg Stock Exchange. The Notes sold pursuant to this Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL system. The Notes are not listed on any national securities exchange in the United States and are not quoted on the Nasdaq Stock Market. Although Deutsche Morgan Grenfell Inc. has advised the Company that it currently intends to make a market in the Notes, it is are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of the Notes could be materially adversely affected.

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND
DELAWARE LAW

    The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while


                                       10.

providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Furthermore, certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Common Stock. See "Description of Capital Stock--Delaware General Corporation Law and Selected Provisions of the Certificate of Incorporation and Bylaws."


                                       11.

                     RATIO OF EARNINGS TO FIXED CHARGES

                                         YEAR ENDED JANUARY 31,                      SIX MONTHS ENDED
                              --------------------------------------------         ------------------------
                                                                                   JULY 31,        JULY 31,
                              1993      1994      1995      1996      1997           1996           1997
                              ----      ----      ----      ----      ----         --------        --------
Ratio of earnings to
  fixed charges (1). . .      5.04      2.53      6.28      12.64     28.87          20.74           27.51

____________________

(1) The ratio of earnings to fixed charges is computed by dividing
    (a) earnings before taxes plus fixed charges and income attributed to minority interests, less losses attributed to minority interests by (b) fixed charges. Fixed charges consist of interest and the estimated portion of rental expense deemed by the Company to be a reasonable approximation of the interest factor of rental payments under operating leases.


                              USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Notes and the Conversion Shares by the Selling Securityholders in the offering.

                           DESCRIPTION OF NOTES

    The Notes were initially issued on July 31, 1997 under an indenture dated as of July 31, 1997 (the "Indenture"), between the Company and Deutsche Bank AG, New York Branch, as trustee (the "Trustee"). A copy of the form of the Indenture and the Registration Rights Agreement (as defined below) is available from the Trustee, the Company or the Luxembourg Paying Agent upon request by a registered holder of Notes (a "Holder"), and the Indenture and Registration Rights Agreement have been included as exhibits to the Registration Statement. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to Wind River Systems, Inc., a Delaware corporation, and not its subsidiaries.

GENERAL

    The Notes are unsecured subordinated obligations of the Company and are limited to the aggregate principal amount of $140,000,000. The Notes mature on August 1, 2002 and are payable at a price of 100% of the principal amount thereof. The Notes bear interest at a rate of 5% per annum from July 31, 1997, payable semiannually on August 1 and February 1 of each year, commencing on February 1, 1998. If interest is required to be calculated for a period of less than a full year, such interest shall be calculated on the basis of a year of 360 days.

    The Notes are convertible into Common Stock initially at the conversion price of $48.50 per share, subject to adjustment upon the occurrence of certain events described under " -- Conversion," at any time on or after the 90th day following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased.


                                    12.

    The Notes are redeemable (a) at the option of the Company in the event of certain developments involving withholding taxes of the U.S. as described below under " -- Redemption -- Redemption for Taxation Reasons" at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to, but excluding, the Redemption Date (as defined) and
(b) at the option of the Company under the circumstances and at the redemption prices set forth below under "-- Redemption -- Optional Redemption," plus accrued interest to, but excluding, the Redemption Date. The Notes are not entitled to any sinking fund.

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness (as defined), by the Company or the issuance or repurchase of other securities by the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described below under " -- Repurchase at Option of Holders Upon a Fundamental Change."

BOOK ENTRY, DELIVERY AND FORM

    The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

    GLOBAL NOTE; BOOK-ENTRY FORM.   Notes held by "qualified institutional
buyers," as defined in Rule 144A under the Securities Act ("QIBs"), or by an individual, corporation, partnership, joint venture, association, trust, estate, unincorporated organization or government or any agency or political subdivision thereof ("Person"), who acquired a Note in an "offshore transaction" in reliance on Regulation S under the Securities Act (a "Non-U.S. Person"), but not by other purchasers, may be evidenced by a global Note (the "Global Note") deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    A QIB may hold its interests in the Global Note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited. Beneficial interests in the Global Note held by Non-U.S. Persons will be registered in the name of Cede as DTC's nominee, for the accounts of the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"). Cedel and Euroclear will hold interests in the Global Note on behalf of their participants through DTC. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    QIBs and Non-U.S. Persons who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants, including Euroclear and Cedel, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note. Except as provided below and except in certain limited circumstances as provided in the Indenture, owners of beneficial interests in the Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof.

    Payment of interest on and the redemption price of the Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on each interest payment date. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for

                                    13.

any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note, as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Notes only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) has any responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Note.

    CERTIFICATED NOTES. Notes sold to investors that are neither QIBs nor Non-U.S. Persons but that are institutional "accredited investors," within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act, are issued in definitive registered form and are not represented by the Global Note. In addition, certificated Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above and as described in the Indenture.

                                    14.

CONVERSION

    The Holder of any Note will have the right at the Holder's option to convert any Note (in denominations of $1,000 or any integral multiple thereof) into shares of Common Stock at any time on or after the 90th day following the last original issue date of the Notes (July 31, 1997) and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $48.50 per share (equivalent to a conversion rate of approximately 20.62 shares per $1,000 principal amount of Notes). The conversion price is subject to adjustment from time to time as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Business Day prior to the Redemption Date for such Note or the Repurchase Date (as defined), as the case may be.

    Beneficial owners of interests in a Note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program and, in the case of conversions through Euroclear or Cedel, in accordance with Euroclear's or Cedel's normal operating procedures when application has been made to make the underlying Common Stock eligible for trading on Cedel or Euroclear. To convert a Note held in certificated form into shares of Common Stock, a Holder must (i) complete and manually sign the conversion notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Trustee in New York, New York or the Conversion Agent in Luxembourg, (ii) surrender the Note to the Trustee in New York, New York or to the Conversion Agent in Luxembourg, as the case may be, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next interest payment date. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. Such notice of conversion can be obtained from the Trustee at the Corporate Trust Office or the office of any Conversion Agent. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share in an amount determined as set forth below. Such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder. Such Common Stock issuable upon conversion of the Notes will be fully paid and nonassessable. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date, but on or before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion. Such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result, a Holder that surrenders Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock on the day of conversion.

    A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

                                    15.

    The initial conversion price of $48.50 per share (equivalent to a conversion rate of approximately 20.62 shares per $1,000 principal amount of Notes), subject to adjustment in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company;
(ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants to purchase Common Stock at a price per share less than the Current Market Price (as defined), (provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration thereof); (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash); (v) distributions consisting of cash, excluding any semiannual cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any semiannual period does not exceed the greater of (x) the amount per share of Common Stock of the next preceding semiannual cash dividend on the Common Stock to the extent that such preceding semiannual dividend did not require an adjustment of the conversion price pursuant to this clause (v), and (y) 7.5% of the average of the daily Closing Prices (as defined in the Indenture) of the Common Stock for the ten consecutive Trading Days (as defined) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company;
(vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined) per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and (vii) payment in respect of a tender offer or exchange offer by a Person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a semiannual dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of semiannual cash dividend permitted to be excluded pursuant to such clause (v). In the event of a distribution pro rata to holders of Common Stock of rights or warrants to subscribe for additional shares of the Company's capital stock (other than rights or warrants described in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights or warrants. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a semiannual dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that Person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall require, notice of any adjustment of the conversion price will be given to Holders of the Notes by publication in a daily newspaper of general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT) or, if publication in Luxembourg is not practical, in Western Europe.

    In the case of (i) any reclassification of the Common Stock, or
(ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another Person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes for the kind and amount of shares of stock, other securities or other property or assets which they would have

                                    16.

owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a Holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

    The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Issuer shall give at least 15 days' notice of such reduction, if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquired stock) or from any event treated as such for income tax purposes.

    No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

    The indebtedness evidenced by the Notes is subordinated in right of payment to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness (as defined). Upon any distribution of assets of the Company upon any dissolution, winding-up, liquidation or reorganization (including any of the foregoing as a result of bankruptcy or moratorium of payment), the payment on account of the principal of, redemption of, Additional Amounts, if any, Liquidated Damages, if any, or premium, if any, and interest on the Notes (including on account of a Fundamental Change) is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or other distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    The Company also may not make any payment with respect to the principal of, premium, if any, or interest on, redemption of, or payment of Liquidated Damages, if any, or Additional Amounts, if any, on (including on account of a Fundamental Change) or purchase or otherwise acquire the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other Person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

                                    17.

    By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and Holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

    In the event that, notwithstanding the foregoing, the Trustee or any Holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, and after giving effect to any concurrent payment or distribution or provision therefor, to or for the holders of Senior Indebtedness.

    As of October 29, 1997, the aggregate amount of Senior Indebtedness was $1,000,000. The Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of any such additional indebtedness and other liabilities could adversely affect the Company's ability to pay its obligations on the Notes. The Company expects that it and its subsidiaries will from time to time incur additional indebtedness, including Senior Indebtedness, and other liabilities. See "Risk Factors --Leverage; Subordination, Absence of Financial Covenants."

    The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to those of Holders of the Notes in respect of all funds collected or held by the Trustee.

    The term "Senior Indebtedness" means, with respect to the Company, the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is PARI PASSU or "junior" to the Notes. Notwithstanding the foregoing, the Senior Indebtedness does not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company, but does include Indebtedness to a subsidiary of the Company arising by reason of guarantees by the Company of Indebtedness of such subsidiary to a Person that is not a subsidiary of the Company.

    The term "Indebtedness" means, with respect to the Company, and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of the Company or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise)

                                    18.

of the Company with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases (including synthetic leases) of the Company required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the Company and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon which provides that the Company is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor, (d) all obligations of the Company (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by the Company in respect of, and obligations or liabilities (contingent or otherwise) of the Company to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the Company, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by the Company and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

    The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

REDEMPTION

    OPTIONAL REDEMPTION

    The Notes are not entitled to any sinking fund. At any time on or after August 2, 2000, the Notes will be redeemable at the Company's option on at least 20 and not more than 60 days notice as a whole or, from time to time, in part at the following prices (expressed as percentages of the principal amount), together with accrued interest to, but excluding, the Redemption
Date:

    If redeemed during the 12-month period beginning August 1 (beginning August 2, 2000 and ending July 31, 2001, in the case of the first such period):

                                                             REDEMPTION
YEAR                                                            PRICE

2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   102%
2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   101%

and 100% at August 1, 2002 together, in each case, with accrued interest to, but excluding the applicable record date; provided that any semi-annual payment of interest becoming due on the Redemption Date shall be payable to the Holders of record on the Regular Record Date of the Notes being redeemed.

    If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a Holder's Notes is selected for partial redemption and such Holder

                                    19.

converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

    REDEMPTION FOR TAXATION REASONS

    If the Company determines that potentially, as a result of any change in, or amendment to, the laws or regulations prevailing in the U.S. or any political subdivision or taxing authority thereof or therein, which change or amendment becomes effective on or after the date of this Prospectus or as a result of any application or official interpretation of such laws or regulations not generally known before that date (a "Tax Law Change") the Company is or would be required on the next succeeding Interest Payment Date to pay Additional Amounts (as defined), and such requirement or obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may redeem the affected Notes in whole, but not in part, at any time, on giving not less than 20 days' notice prior to the Redemption Date, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to, but excluding, the Redemption Date and any Additional Amounts then payable, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to withhold or pay additional amounts were a payment in respect of the Notes then made.

    Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company and reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the affected Notes shall continue as long as the Company is obligated to pay Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts.

PAYMENT AND CONVERSION

    The principal of Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in The City of New York, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Note in excess of $2,000,000) maintained by the Holder with, a bank in The City of New York. Payment of any installment of interest on Notes will be made to the Person in whose name such Notes (or any predecessor Note) is registered at the close of business on August 1 or February 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in The City of New York mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with a bank in The City of New York. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

    Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York or Luxembourg, are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

                                    20.

    Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the U.S. In addition, Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices, any unmatured coupons and any payments in respect of interest or taxes, as applicable, as described above under " -- Conversion."

    The Company has initially appointed the Trustee at its Corporate Trust Office in The City of New York and Banque de Luxembourg in Luxembourg as the Paying Agents and Conversion Agents. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in The City of New York and Luxembourg for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with " -- Notices" below.

    Interest payable on Notes on any Redemption Date or Repurchase Date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular Record Date.

    All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of the earlier of the date on which such money escheats to the State or two years after such payment has become due and payable, will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

    The Company will pay to the Holder of any Note such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the U.S. or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided however, that the foregoing obligation to pay Additional Amounts will not apply to:

         (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settler, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a partnership or a corporation) and the U.S. or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settler, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary or resident of the U.S. or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein; or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, or a foreign private foundation or foreign tax exempt entity for United States federal tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax.

         (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Notes appertaining thereto for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;


                                    21.

         (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

         (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure of such Holder (or such fiduciary, settler, beneficiary, member, shareholder or possessor) of such Note to comply with a request by the Company addressed to such Holder (or such fiduciary, settler, beneficiary, member, shareholder or possessor) (A) to provide information concerning the nationality, residence or identity of such Holder (or such fiduciary, settler, beneficiary, member, shareholder or possessor) or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

         (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

         (f) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the Holder of the Note; or

         (g) any combination of items (a), (b), (c), (d), (e) and
    (f).

Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the Redemption Date with respect to any redemption of the Notes described in the first paragraph under "Redemption--Redemption for Taxation Reasons" to the extent that the Company's obligation to pay such Additional Amounts arises from the Tax Law Change that resulted in such redemption.

REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

    If a Fundamental Change (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of a Note that is $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price (the "Repurchase Price") (expressed as a percentage of the principal amount) equal to 102% if the Repurchase Date is during the period beginning August 1, 1997 and ending August 1, 2000, and thereafter at the redemption price set forth under "--Redemption--Optional Redemption" which would apply to a redemption at the option of the Company on the Repurchase Date; provided that if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall repurchase such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date. Any Notes repurchased by the Company shall be canceled.

    Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or any Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. Beneficial owners of an interest in a Global Note may exercise the repurchase right by delivering the appropriate instruction form for repurchases at the election of Holders pursuant to the DTC book-entry repurchase program.


                                    22.

    The term "Fundamental Change" means the occurrence of any transaction or event in connection with which at least 90% of the then outstanding Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is at least 90% common stock or shares which are (or, upon consummation of or immediately following such transaction or event, will be) listed on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten Trading Days prior to the record date for the determination of the holders of Common Shares entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if no such record date exists, the date upon which the holders of the Common Shares shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $25.67 (which is equal to 66-2/3% of the last sale price of the Common Share reported on the Nasdaq National Market on July 22, 1997) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $25.67 to the conversion price specified on the cover page of this Prospectus (without regard to any adjustment thereto).

    Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule and any other securities laws to the extent applicable at that time.

    Upon a Fundamental Change, each Holder of Notes will have certain rights, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have or be able to obtain sufficient funds to pay the Repurchase Price for all Notes tendered by the Holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from purchasing or redeeming any Notes or provide that a Fundamental Change would constitute an event of default thereunder. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under the other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

    The repurchase option upon a Fundamental Change feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Fundamental Change purchase feature is a result of negotiations between the Company and Initial Purchasers. Management has no present intention to engage in a transaction involving a Fundamental Change, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sale of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Fundamental Change under the Indenture, but that could increase the amount of indebtedness (including Senior Indebtedness) outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The payment of the Fundamental Change

                                    23.

Repurchase Price is subordinated to the prior payment of Senior Indebtedness as described under " -- Subordination" above.

    The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

    The Company may not consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving entity) or transfer or lease its properties and assets substantially as an entirety to any Person unless (i) the Person formed by such merger or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes, (ii) no default and no Event of Default shall have occurred and be continuing as a result of such consolidation, merger, conveyance or sale, or such transfer and assignment, and (iii) the performance of the other covenants of the Company under the Indenture and certain other conditions are met.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due; (b) failure to pay any interest on, or Additional Amounts or Liquidated Damages with respect to, any Note when due, continuing for 30 days; (c) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    If an Event of Default (other than as specified in clause (d) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may with written notice to the Company accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if (i) all overdue interest on the Notes, principal of and premium on Notes which have become due, interest upon overdue interest as described in the Indenture and all sums paid or advanced by the Trustee, have been paid and (ii) all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default as specified in clause (d) above occurs and is continuing, then the principal of, and accrued interest on, all the Notes shall IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Holders of the Notes or the Trustee. For information as to waiver of defaults, see " -- Meetings, Modification and Waiver."

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment

                                    24.

of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

    The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests.

    Modifications and amendments of the Indenture may be made by the Company and the Trustee, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least the lesser of a majority in aggregate principal amount of the Notes at the time Outstanding and 66-2/3% of the aggregate principal amount of the Notes represented and entitled to vote at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note or coupon affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note or coupon, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note or coupon, (c) reduce the amount payable upon a redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts described above in a manner adverse to the Holders,
(f) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note or coupon, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (h) modify the obligation of the Company to maintain an office or agency in The City of New York and in a Western European city, (i) adversely affect the right to convert Notes, (j) modify the subordination provisions in a manner adverse to the Holders of the Notes, (k) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (I) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (m) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Shares issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the U.S. securities laws. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

    The Indenture may also be modified or amended without the consent of the
Holders: (i) to evidence the succession of another Person to the Company as otherwise permitted by the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any power conferred upon the Company; (iii) to add any Events of Default; (iv) to permit or facilitate the issuance of securities in uncertificated form; (v) to secure the Notes; (vi) to provide for successor or additional trustees; or
(vii) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interest of Holders of Notes in any material respect.

    The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent or by adoption of a resolution at a meeting as designated in the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal,

                                    25.

premium, if any, or interest, by written consent or by adoption of a resolution at a meeting as designated in the Indenture.

REGISTRATION RIGHTS

    Under the Registration Rights Agreement, the Company agreed to file with the Commission a shelf registration statement covering resales by Holders of the Notes and the Common Stock issuable upon conversion of the Notes (the "Shelf Registration Statement") within 90 days after the latest date of original issuance of the Notes. The Company agreed to use reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as is practicable, and in any event within 180 days after the latest date of original issuance of the Notes, and to keep the Shelf Registration Statement effective for two years from the latest date of original issuance of Notes or such earlier date as all of the Notes and the Common Stock issuable upon conversion of the Notes shall have been disposed of or on which all of such Notes and Common Stock are held by Persons that are not affiliates of the Company may be resold without registration pursuant to Rule 144(k) under the Securities Act. Pursuant to the Registration Rights Agreement, the Company will be permitted to suspend the use of the prospectus which is a part of the Shelf Registration Statement for limited periods under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company agreed to pay liquidated damages to all Holders of Notes and all holders of Common Stock issued upon conversion of the Notes who have requested to sell pursuant to the Shelf Registration Statement if the Shelf Registration Statement is not timely filed or declared effective or if the prospectus is unavailable for periods in excess of those permitted above. The Company further agreed, if such failure to file or unavailability continues for an additional 30-day period, to pay liquidated damages to all Holders of Notes and all holders of Common Stock issued upon conversion of the Notes, whether or not such holder has requested to sell pursuant to the registration statement. A holder who sells Notes or Common Stock issued upon conversion of the Notes pursuant to the Shelf Registration Statement generally will be required to provide certain information with respect to such holder and the specifics of the intended resale, be named as a selling stockholder in the related prospectus, deliver a prospectus to purchasers, be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and be bound by those provisions of the Registration Rights Agreement which are applicable to such holder (including indemnification provisions). The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder copies of such prospectus, notify DTC when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes and the Common Stock.

TRANSFER AND EXCHANGE

    At the option of the Holder upon request confirmed in writing, Notes will be exchangeable at any time into an equal aggregate principal amount of Notes of different authorized denominations. See " -- Book Entry, Delivery and Form."

    Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any note registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the Note Registrar being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the Note Registrar, all as described in the Indenture. Notes may be transferred in whole or in part in authorized denominations.

    The Company has initially appointed the Trustee as Note Registrar in New York, New York and Banque de Luxembourg as Note Registrar in Luxembourg. The Issuer reserves the right to vary or terminate the appointment of the Note Registrar or to appoint additional or other Note Registrars or to approve any change in the office through which any Note Registrar acts, provided that there will at all times be a Note Registrar, so long as the

                                    26.

Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall require, in Luxembourg.

    In the event of a redemption of less than all of the Notes for any of the reasons set forth above under "--Redemption," the Issuer will not be required
(a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Note, or portion thereof, called for redemption.

TITLE

    The Company, the Trustee, prior to due presentment for registration of transfer thereof, the Note Registrar, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the Note Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

    Notice to holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Note Register (as defined). Such notices will be deemed to have been given on the date of such mailing or on the date of the first such publication, as the case may be.

    So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall require, notices to Holders of the Notes will be given by publication in a daily newspaper of general circulation in Luxembourg or, if publication in Luxembourg is not practical, in Western Europe. Such publication is expected to be made in the LUXEMBURGER WORT. Such notices will be deemed to have been given on the date of such publication or, if published in such newspapers on different dates, on the date of the first such publication.

    Notice of a redemption of Notes will be given at least once not less than 20 nor more than 60 days prior to the Redemption Date (which notice shall be published in accordance with the procedures described in the preceding paragraphs) and shall be irrevocable and will specify the Redemption Date.

REPLACEMENT OF NOTES

    Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to the Note Registrar outside the U.S. of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

    The Company will pay all stamp and other duties, if any, which may be imposed by the U.S. or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the issuance of Common Stock upon any conversion of Notes. Except as described under " -- Payment of Additional Amounts," the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

SATISFACTION AND DISCHARGE

    The Company may discharge its payment obligations under the Indenture while Notes remain outstanding if (a)(i) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity

                                    27.

within one year, or (ii) all outstanding Notes are scheduled for redemption within one year and the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness or all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption and (b) the Company has paid all other sums payable by the Company under the Indenture.

GOVERNING LAW

    The Indenture, the Notes and the Registration Rights Agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

INFORMATION CONCERNING THE TRUSTEE

    Deutsche Bank AG, New York Branch is the Trustee under the Indenture. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee in the normal course of business.

    In case an Event of Default shall occur (and shall not be cured or waived in a timely manner), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                                    28.

                          SELLING SECURITYHOLDERS

    The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each of them as of October 16, 1997 and the principal amount of Notes and number of Conversion Shares which may be offered pursuant to this Prospectus. This information is based upon information provided by Deutsche Bank AG, New York Branch, trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.


                                                                      PRINCIPAL
                                                    PRINCIPAL         AMOUNT OF
                                                    AMOUNT OF        CONVERTIBLE     COMMON STOCK        COMMON
                                                   CONVERTIBLE      NOTES OFFERED   OWNED PRIOR TO   STOCK OFFERED
              NAME                                NOTES OWNED ($)       HEREBY        OFFERING (1)       HEREBY
Alexander Global Investment Fund I, Ltd.              $700,000          $700,000         14,432          14,432

Arkansas PERS                                       $1,250,000        $1,250,000         25,773          25,773

Baptist Health of South Florida                       $144,000          $144,000          2,969           2,969

Boston Museum of Fine Art                              $61,000           $61,000          1,257           1,257

CFW-C, L.P.                                         $1,500,000        $1,500,000         30,927          30,927

Christian Science Trustees for Gifts & Endowments     $155,000          $155,000          3,195           3,195

Chrysler Corporation Master Retirement Trust        $2,000,000        $2,000,000         41,237          41,237

David Lipscomb University General Endowment            $90,000           $90,000          1,855           1,855

Declaration of Trust for the Defined Benefit
Plan of ICI American Holdings Inc.                    $620,000          $620,000         12,783          12,783

Declaration of Trust for the Defined Benefit
Plan of Zeneca Holdings Inc.                          $395,000          $395,000          8,144           8,144

Delaware PERS                                       $1,100,000        $1,100,000         22,680          22,680

Delaware State Employees Retirement Fund            $2,055,000        $2,055,000         42,371          42,371

Delta Air Lines Master Trust                        $2,010,000        $2,010,000         41,443          41,443

Deutsche Morgan Grenfell, Inc.(2)                   $2,241,000        $2,241,000         46,206          46,206

Engineers Joint Pension Fund                          $225,000          $225,000          4,639           4,639

Equitable Life Assurance Separate Account Balanced    $210,000          $210,000          4,329           4,329

Equitable Life Assurance Separate Account
Convertibles                                        $2,975,000        $2,975,000         61,340          61,340

First Church of Christ Scientist - Endowment          $170,000          $170,000          3,505           3,505

Franklin U.S. Small Cap Growth Fund                   $100,000          $100,000          2,061           2,061

The Frist Foundation                                  $325,000          $325,000          6,701           6,701

General Motors Employees Domestic Group Trust       $7,395,000        $7,395,000        152,474         152,474

Hawaiian Airlines Employees Pension Plan - IAM         $70,000           $70,000          1,443           1,443

Hawaiian Airlines Pension Plan for Salaried
Employees                                              $20,000           $20,000            412             412

Hillside Capital Incorporated Corporate Account       $195,000          $195,000          4,020           4,020

Hotel Union & Industry of Hawaii                      $405,000          $405,000          8,350           8,350

Hudson River Trust Balanced Account                 $1,250,000        $1,250,000         25,773          25,773


                                   29.


                                                                      PRINCIPAL
                                                    PRINCIPAL         AMOUNT OF
                                                    AMOUNT OF        CONVERTIBLE     COMMON STOCK        COMMON
                                                   CONVERTIBLE      NOTES OFFERED   OWNED PRIOR TO   STOCK OFFERED
              NAME                                NOTES OWNED ($)       HEREBY        OFFERING (1)       HEREBY
Hudson River Trust Growth & Income Account          $1,240,000        $1,240,000         25,567          25,567

Hudson River Trust Growth Investors                 $1,000,000        $1,000,000         20,618          20,618

Hughes Aircraft Company Master Retirement Trust     $1,010,000        $1,010,000         20,824          20,824

ICI American Holdings Pension Trust                   $435,000          $435,000          8,969           8,969

The J.W. McConnell Family Foundation                  $415,000          $415,000          8,556           8,556

Kapiolani Medical Center for Women and Children       $150,000          $150,000          3,092           3,092

Mainstay Convertible Fund                           $2,000,000        $2,000,000         41,237          41,237

Memphis Light Water & Gas Retirement Fund           $1,245,000        $1,245,000         25,670          25,670

Merrill Lynch Pierce Fenner & Smith Inc.           $11,475,000       $11,475,000        236,597         236,597

NALCO Chemical Retirement Trust                       $200,000          $200,000          4,123           4,123

New York Life Separate Account #7                   $1,000,000        $1,000,000         20,618          20,618

Nicholas-Applegate Income & Growth Fund             $1,727,000        $1,727,000         35,608          35,608

Occidental College                                    $134,000          $134,000          2,762           2,762

OCM Convertible Limited Partnership                   $250,000          $250,000          5,154           5,154

OCM Convertible Trust                               $3,035,000        $3,035,000         62,577          62,577

Partner Reinsurance Company Ltd.                      $225,000          $225,000          4,639           4,639

PRIM Board                                          $1,700,000        $1,700,000         35,051          35,051

Retirement Plan for Pilots of Hawaiian
Airlines Inc.                                         $100,000          $100,000          2,061           2,061

San Diego City Retirement                             $448,000          $448,000          9,237           9,237

San Diego County Convertible                        $1,909,000        $1,909,000         39,360          39,360

Shepherd Investments International Ltd.             $1,275,000        $1,275,000         26,288          26,288

SMM Company B.V.                                    $1,900,000        $1,900,000         39,175          39,175

Societe Generale Securities Corporation             $5,000,000        $5,000,000        103,092         103,092

South Dakota Retirement Systems                     $2,500,000        $2,500,000         51,546          51,546

Stark International                                 $1,275,000        $1,275,000         26,288          26,288

Starvest Discretionary                                $350,000          $350,000          7,216           7,216

State Employees Retirement Plan of the State
of Delaware                                           $795,000          $795,000         16,391          16,391

State of Connecticut Combined Investment Funds      $2,420,000        $2,420,000         49,896          49,896

State of Oregon Equity                              $3,000,000        $3,000,000         61,855          61,855

State of Oregon/SAIF Corporation                    $3,000,000        $3,000,000         61,855          61,855

Summer Hill Global Partners L.P.                       $60,000           $60,000          1,237           1,237

The TCW Group, Inc.                                 $8,390,000        $8,390,000        172,989         172,989

Tennessee Consolidated Retirement Systems           $2,500,000        $2,500,000         51,546          51,546

Thermo Electron Balanced Investment Fund              $540,000          $540,000         11,134          11,134

Vanguard Convertible Securities Fund, Inc.          $1,755,000        $1,755,000         36,185          36,185

Wake Forest University                                $352,000          $352,000          7,257           7,257

Zeneca Holdings Pension Trust                         $435,000          $435,000          8,969           8,969


                                   30.

------------
*   Less than one percent.

(1) Includes Conversion Shares based on a conversion price of $48.50 per share and a cash payment in lieu of any fractional interest.

(2) Deutsche Morgan Grenfell, Inc. ("DMG") was lead placement agent in the offering of $140 million 5% Convertible Subordinated Notes due
    2002 as listed in the Offering Memorandum dated July 23, 1997. Deutsche Bank New York ("DBNY") is the trustee for the $140 million outstanding issue. DMG is an affiliate of DBNY, the trustee under Indenture for the Notes.

    Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Prospectus.

    Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

                                   31.

                            PLAN OF DISTRIBUTION

    The Company will not receive any of the proceeds from this offering. The Selling Securityholders may sell all or a portion of the Notes and the Conversion Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Conversion Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Conversion Shares for whom they may act as agent. Each Selling Securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Conversion Shares offered by them hereby will be the purchase price of such Notes or Conversion Shares less discounts and commissions, if any.

    The Notes and the Conversion Shares offered hereby may be sold from time to time by the Selling Securityholders to purchasers directly by any of the Selling Securityholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

    The Company's outstanding Common Stock is listed for trading on Nasdaq. The Initial Purchasers may make a market in the Notes; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. Prior to this offering, the Notes were eligible for trading on the PORTAL market and are listed on the Luxembourg Stock Exchange. The Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL system. The Company does not intend to list the Notes for trading on any national securities exchange or on the Nasdaq Stock Market. Accordingly, no assurance can be given as to the development of any trading market that may develop for the Notes. See "Risk Factors -- Lack of Trading Market for the Notes; Volatility of Note and Common Stock Prices."

    In order to comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Conversion Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Notes and Conversion Shares offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

    In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

    The Notes were originally sold to the Initial Purchasers in July 1997 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities which they may incur under the Securities Act, the Exchange Act or otherwise that could arise in connection with the offering of the Notes by the Initial Purchasers.

                                   32.

    The Company entered into a Registration Agreement with the Initial Purchasers for the benefit of holders of the Notes to register their Notes and Conversion Shares under applicable federal and state securities laws under certain circumstances and at certain times. The Registration Agreement provides for cross-indemnification of the Selling Securityholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Notes and Conversion Shares.

    The Company will use its best efforts to cause the Registration Statement to which this Prospectus relates to become effective as soon as practicable and to keep the Registration Statement effective for a period of two years from July 31, 1997 (the latest date of original issuance of the Notes), or until the Registration Statement is no longer required for transfer of the Notes or the Conversion Shares. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and the Conversion Shares by holders upon the happening of certain events or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company. Such expenses are estimated to be $200,000.

                                   33.

                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the Notes and Common Stock into which the Notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-U.S. persons, may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, nor federal estate and gift tax law. In addition, this discussion is limited to persons that will hold the Notes represented thereby as a "capital asset" within the meaning of section 1221 of the Code.

    ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

INTEREST

    Stated interest on the Notes will generally be includable in and taxable as ordinary income in accordance with the Holder's method of accounting.

CONVERSION OF NOTES INTO COMMON STOCK

    In general, no gain or loss will be recognized for federal income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will likely result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

    The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits.

MARKET DISCOUNT

    Investors acquiring Notes pursuant to this Prospectus should note that the resale of those Notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Note purchases it at a market discount (i.e., at a price below its stated redemption

                                   34.

price at maturity) in excess of a statutorily-defined DE MINIMIS amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (E.G., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES AND COMMON STOCK

    Except as described under "Conversion of Notes into Common Stock" above, each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of those Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Notes (including any market discount previously included in income by the holder). Each holder of Common Stock into which the Notes are converted, in general, will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Notes. Special rules may apply to redemptions of Common Stock which may result in different treatment. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note or share of Common Stock should be capital gain or loss (except as discussed under "Market Discount" above), and would be long-term capital gain or loss if the Note or the Common Stock had been held or deemed held for more than one year at the time of the sale or exchange. An investor's initial basis in a Note will be the cash price it paid therefor. Pursuant to the recently enacted Taxpayer Relief Act of 1997, long-term capital gains tax rates will apply to dispositions by individuals of capital assets (such as the Notes or Common Stock) held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20% (10% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of capital assets held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28% (15% for individuals in the 15% tax bracket). Corporate taxpayers continue to be subject to a maximum regular tax rate of 35% on all capital gains and ordinary income.

BACKUP WITHHOLDING

    A holder of Notes or Common Stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments", including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including

                                   35.

corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

    The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                              LEGAL MATTERS

    The validity of the Notes and the Conversion Shares will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                  EXPERTS

    The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   36.

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           _____________________

                             TABLE OF CONTENTS

                                                                       PAGE


Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .  2

Additional Information . . . . . . . . . . . . . . . . . . . . . . . . .  2

Incorporation Of Certain Documents By Reference. . . . . . . . . . . . .  2

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Ratio Of Earnings To Fixed Charges . . . . . . . . . . . . . . . . . . . 12

Use Of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Description Of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . . 29

Plan Of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 32

Certain Federal Income Tax Considerations. . . . . . . . . . . . . . . . 34

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

                           _____________________



                                    37.

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee . . . . . . . . . . . . . . . . . . . . . . . . . .$42,425
Nasdaq listing fee . . . . . . . . . . . . . . . . . . . . . . . . . 17,500
Printing and engraving expenses. . . . . . . . . . . . . . . . . . . 20,000
Legal fees and expenses. . . . . . . . . . . . . . . . . . . . . . . 75,000
Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . 10,000
Trustee's fee and expenses . . . . . . . . . . . . . . . . . . . . . 20,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15,075

    Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . $200,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

    The Registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for act or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Registrant has entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits


EXHIBIT
 NUMBER                 DESCRIPTION OF DOCUMENT
--------       --------------------------------------------------------
 4.1(1)        Specimen Stock Certificate

 4.2           Form of Note (included in Exhibit 4.1)

 4.3(2) Indenture between the Registrant and Deutschebank AG as Trustee, dated July 31, 1997

 4.4           Indenture cross reference sheet

 5.1           Opinion of Cooley Godward LLP

10.1(2) Registration Rights Agreement between the Registrant and Deutsche Morgan Grenfell Inc., Hambrecht &
               Quist LLC and Wessels, Arnold & Henderson, L.L.C., dated July 31, 1997

10.2(2) Convertible Subordinated Notes Purchase Agreement between the Registrant and Deutsche Morgan Grenfell Inc., Hambrecht & Quist LLC and Wessels, Arnold &
               Henderson, L.L.C., dated July 22, 1997

12.1           Computation of Ratio of Earnings to Fixed Charges

23.1           Consent of Price Waterhouse LLP

23.2           Consent of Cooley Godward LLP (included in Exhibit 5.1)

24.1           Power of Attorney. Reference is made to page II-4.

25.1(3)        Statement of Eligibility of Indenture Trustee on Form T-1.

---------------------------
  (1)  Filed as an exhibit to Amendment No.1 the Company's
       Registration Statement on Form S-1 (No. 33-59146) and incorporated herein by reference.

  (2) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1997 and incorporated herein by reference.

  (3)  Certain exhibits to the Form T-1 to be filed by amendment.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material informaiton with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securites being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of periodic report pursuant to Section 13 or 15(d) of the Exchange Act containing information required to be included in a post-effective amendment that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                 SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 29th day of October, 1997.

                             WIND RIVER SYSTEMS, INC.

                             By: /s/ Ronald A. Abelmann
                                 ------------------------------------
                                  Ronald A. Abelmann
                                  Chief Executive Officer, President
                                  and Director


    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald A. Abelmann and Richard W. Kraber, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                     TITLE                       DATE


/s/ Ronald A. Abelmann       Chief Executive Officer,
---------------------------   President and Director
    Ronald A. Abelmann        (PRINCIPAL EXECUTIVE OFFICER)   October 29, 1997

/s/ Richard W. Kraber        Chief Financial Officer
---------------------------   (PRINCIPAL FINANCIAL AND
    Richard W. Kraber         ACCOUNTING OFFICER)             October 29, 1997

/s/ Jerry L. Fiddler
---------------------------  Chairman of the Board            October 29, 1997
   Jerry L. Fiddler

/s/ David N. Wilner          Director and Chief
---------------------------   Technical Officer               October 29, 1997
    David N. Wilner

/s/ William B. Elmore
---------------------------  Director                         October 29, 1997
    William B. Elmore

/s/ David B. Pratt
---------------------------  Director                         October 29, 1997
    David B. Pratt